CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 30, 2013, relating to the financial statements and financial highlights of Sound Mind Investing Funds, comprising Sound Mind Investing Fund, Sound Mind Investing Balanced Fund, and SMI Dynamic Allocation Fund, each a series of Valued Advisers Trust, for the period ended October 31, 2013, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

February 27, 2014